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                                                                    Exhibit 8(b)
                                May 23, 1997




To The Stockholders of Security-Connecticut Corporation

Ladies and Gentlemen:

     We have acted as counsel to Security-Connecticut Corporation ("SCC") in connection with the contemplated merger of SCC with and into ReliaStar Financial Corp. ("RLR") pursuant to an Agreement and Plan of Merger dated as of February 23, 1997 by and between SCC and RLR (the "Merger Agreement"). The delivery of this opinion is a condition to the Merger pursuant to Section 6.3(e) of the Merger Agreement. All capitalized terms used herein, unless otherwise specified, have the meaning set forth in the Merger Agreement.

     In rendering this opinion, we have examined and relied upon (without any independent investigation or review thereof) the accuracy and completeness at all relevant times of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement, the Registration Statement on Form S-4 filed by RLR with the Securities and Exchange Commission (which contains a Proxy Statement/Prospectus) (the "Registration Statement"), and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we have relied upon statements and representations made to us by SCC and RLR in their respective letters dated as of the date hereof and delivered to us for purposes of this opinion, as well as other statements, representations and assumptions, all of which we have assumed will be true as of the Effective Time of the Merger. Our opinion is conditioned on, among other things, the initial and continuing accuracy of such facts, information, covenants, representations and assumptions.

     In our examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified or photostatic copies, the authenticity of the originals of such documents and that there has been (or will be by the Effective Time of the Merger) due execution and delivery of all documents where due execution and delivery are prerequisites to effectiveness thereof. We have assumed that the Merger will be consummated pursuant to applicable state law in accordance with the Merger Agreement and as described in the

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To The Stockholders of
   Security-Connecticut Corporation
May 23, 1997
Page 2



Registration Statement. We have also assumed that any representation or statement made "to the best of our knowledge" or similarly qualified is correct without such qualification. As to all matters in which a person or entity making a representation referred to above has represented that such person or entity either is not a party to, does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

     Of particular importance is our reliance upon the truth and accuracy of representations made by SCC management that, to the best of its knowledge, there is no plan or intention on the part of the SCC shareholders to sell or otherwise dispose (by short sale or otherwise) of RLR shares received in the Merger that would reduce the SCC shareholders' ownership of RLR stock to a number of shares having a value, as of the Effective Time of the Merger, of less than 50% of the value of all of the formerly outstanding stock of SCC immediately prior to the Merger. We rely on these representations in concluding that the Merger meets the "continuity of interest" requirement for reorganization treatment under
Section 368(a) of the Code. To satisfy this requirement, SCC shareholders must not, pursuant to a plan or intent existing at or prior to the Merger, dispose of or transfer so much of either (i) their SCC stock in anticipation of the Merger (including upon exercise of dissenters' rights), or (ii) RLR shares received in the Merger, such that SCC shareholders as a group would no longer hold, after the Merger, RLR shares having a value equal to a percentage of the value of total outstanding SCC stock prior to the Merger, that represents a significant equity interest. Although the precise percentage of stock that constitutes a significant equity interest in an enterprise is uncertain, the Internal Revenue Service has published a revenue procedure indicating that the Internal Revenue Service would issue a ruling that 50% continuity meets this requirement.

     Based on our examination of the foregoing items and subject to the assumptions, exceptions, limitations and qualifications set forth herein, we are of the opinion that for federal income tax purposes:

     A. The Merger of SCC into RLR will constitute a reorganization within the meaning of Section 368(a) of the Code.

     B. No gain or loss will be recognized by RLR upon the receipt of the assets of SCC solely in exchange for RLR Common Stock. Code Section 1032.



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To The Stockholders of
   Security-Connecticut Corporation
May 23, 1997
Page 3


     C. No gain or loss will be recognized by SCC upon the transfer of its assets to RLR pursuant to the Merger. Code Sections 361(a) and 361(b).

     D. The basis of the assets of SCC, in the hands of RLR, will be the same as the basis of such assets in the hands of SCC immediately prior to the Merger. Code Section 362(b).

     E. No gain or loss will be recognized by the stockholders of SCC upon the receipt of RLR Common Stock solely in exchange for their shares of SCC Common Stock. Code Section 354(a)(1).

     F. The payment of cash to a holder of SCC Common Stock in lieu of a fractional share of RLR Common Stock will be treated for federal income tax purposes as if the fractional share was distributed as part of the Merger and then was redeemed by RLR. This cash payment will be treated as having been received as a distribution in full payment for the stock redeemed. Code Section 302(a); Rev. Rul. 66-365, 1966-2 C.B. 116 and Rev. Proc. 77-41, 1977-2 C.B. 574.
Gain or loss will be realized and recognized by the SCC stockholder receiving cash in lieu of a fractional share of RLR Common Stock equal to the difference between the cash received and the basis of the fractional share interest. Code
Section 1001.

     G. Gain or loss recognized by a holder of SCC Common Stock upon receipt of cash in exchange for the holder's fractional share interest will be capital gain or loss, provided the shares of SCC Common Stock were held as capital assets on the date of the Merger. If the shares of SCC Common Stock have been held for longer than one year, the gain or loss will be long-term capital gain or loss. Code Section 1222.

     H. The basis of the SCC stockholders in the shares of RLR Common Stock to be received in the Merger will be the same as their basis in the shares of SCC Common Stock surrendered in exchange therefore, decreased by the amount of cash received and loss recognized in the Merger and increased by the amount of gain recognized in the Merger. Code Section 358(a)(1).

     I. The holding period of the shares of RLR Common Stock to be received in the Merger by the stockholders of SCC will include the period during which the shares of SCC Common Stock surrendered in exchange therefore were held, provided that the shares of SCC Common Stock were held as capital assets on the date of the Merger. Code Section 1223(1).



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To The Stockholders of
   Security-Connecticut Corporation
May 23, 1997
Page 4

     In addition to the assumptions set forth above, this opinion is subject to the exceptions, limitations and qualifications set forth below.

     This opinion represents and is based upon our best judgment regarding the application of federal income tax laws arising under the Code, Treasury Regulations promulgated thereunder, pertinent judicial authorities, interpretive rulings of the Internal Revenue Service and such other authorities as we have considered relevant. Our opinion is not binding upon the Internal Revenue Service or the courts, and the Internal Revenue Service is not precluded from successfully asserting a contrary position. It should be noted that statutes, regulations, judicial decisions and administrative interpretations are subject to change at any time and, in some circumstances, with retroactive effect. A change in the authorities upon which our opinion is based could affect our conclusion.

     Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local or foreign, of the Merger or of any transactions related thereto. We undertake no responsibility to update this opinion for changes in the law or relevant facts subsequent to the date of this letter. This opinion is solely for your benefit and is not to be used, circulated, quoted or otherwise referred to for any purpose without our express written permission.

     In the event any one of statements, representations, warranties or assumptions upon which we have relied to issue this opinion is incorrect, our opinion might be adversely affected and may not be relied upon.

                                       Very truly yours,

                                       /s/ Murtha, Cullina, Richter and Pinney

                                       MURTHA, CULLINA, RICHTER AND PINNEY